Exhibit 10.28
GUARANTEE
To:
U.S. Bank National Association, with its registered address at 100 Wall Street, 16th Floor, New York, New York 10005 incorporated under the laws of the United States.
We, Hayes Lemmerz Alukola, s.r.o., with its registered address at Ostrava — Kunčice, Vratimovská 704, Postal Code: 70700, Czech Republic, IČ (Company Id. No.): 25823621, registered in the Commercial Register maintained by the Regional Court in Ostrava, section C, inlet 19348, issue the following Guarantee (“Guarantee”):
Art. I
Introductory Provisions
1.	For the purposes of this Guarantee, the terms set forth in this Article shall have the following meanings:
“Guarantee” shall mean this Guarantee.
“Guarantor” shall mean Hayes Lemmerz Alukola, s.r.o., a limited liability company incorporated under the laws of the Czech Republic, with its registered address at Ostrava — Kunčice, Vratimovská 704, Postal Code: 70700, Czech Republic.
“Business Day” shall mean a day on which banks are generally open for business and interbank transactions are settled in the Czech Republic. In the event that such reference relates to a date for the payment of a sum which is denominated in a currency other than Czech Crowns, a Business Day shall mean any day on which banks are generally open for business and interbank transactions are settled in the Czech Republic and in the principal financial center in respect of the currency in which such sums payable are denominated. For the purposes hereof, the term “principal financial center” shall mean the marketplace on which interest rates are primarily listed for, and transactions primarily settled in, such other currency.
“Debtor” shall mean Hayes Lemmerz Finance LLC-Luxembourg S.C.A., a société en commandite par actions organized under the laws of the Grand Duchy of Luxembourg, with its registered address at 174, route de Longwy, L-1940, Grand Duchy of Luxembourg.
“Guarantee Declaration” shall mean the declaration of the Guarantor in Article II.1.
“Parties” shall mean both the Trustee and the Guarantor.

“Guaranteed Agreement” shall mean collectively, (i) the Indenture entered into by and between the Trustee and the Debtor, as issuer, on May 30, 2007, with the final repayment date on May 30, 2015 at 11:00 a.m. London time, and (ii) the Debtor’s 8.25% Senior Notes due 1015 issued thereunder.
“Trustee” shall mean U.S. Bank National Association, with its registered address at 100 Wall Street, 16th Floor, New York, New York 10005. The Trustee acts as a trustee of holders of notes issued under the Guaranteed Agreement.
“Guaranteed Obligations” shall mean any and all monetary claims, current or future, conditional or unconditional, of the Trustee and against the Debtor and arising from, or in connection with the breach or invalidity of, the Guaranteed Agreement, or by virtue of the termination of the Guaranteed Agreement by notice by any of the parties thereto. The guarantee shall also apply to any and all accessories of the Guaranteed Obligations, including, without limitation, any interest, default interest, and costs incidental to enforcement of any Guaranteed Obligations. For the avoidance of doubt, the Parties have agreed that the Guaranteed Obligations shall also mean and include any and all claims that the Trustee may have in connection with the payment of any damages relating to the Guaranteed Agreement. In the event that the Guaranteed Agreement is invalid, the Guaranteed Obligations shall also mean and include any amounts received by the Debtor as unjust enrichment in connection with the Trustee’s performance under such invalid Guaranteed Agreement and the claims (if any) that the Trustee may have for damages. In addition, the guarantee shall apply to any and all claims that the Trustee may have in connection with the rescission of the Guaranteed Agreement by any of the parties thereto.
2.	Unless the context indicates otherwise, a term defined in this Guarantee in the singular shall also include the plural and vice versa.
Art. II
Guarantee Declaration
1.	In accordance with the provisions of Section 303 et seq. of Act No. 513/1991, Coll., the Commercial Code, as amended, the Guarantor hereby declares that if the Debtor fails to duly and timely perform the Guaranteed Obligations or any part thereof it shall satisfy the Guaranteed Obligations to the Trustee.
Art. III
Purpose of Guarantee
1.	The Guarantor agrees that the Trustee shall be entitled to request the performance of the Debtor’s due obligations to the Trustee by the Guarantor and shall not be required to first demand such performance by the Debtor. Within ten (10) Business Days from the delivery of the Trustee’s notice to perform to the Guarantor, the Guarantor shall pay into an account designated by the Trustee an amount equal to all due and payable Debtor’s obligations that have not been duly and timely paid by the Debtor and the performance of which was guaranteed by the Guarantor under the Guarantee Declaration.
2.	The Guarantor declares that it is aware of (i) the contents of the obligations the performance of which it guarantees under the Guarantee Declaration, and (ii) any and all of its rights and obligations arising from or in connection with the guarantee.
Art. IV
Representations and Covenants of the Guarantor
1.	In the legal relationship with the Trustee hereunder, the Guarantor represents that it acts as entrepreneur — legal entity within the scope of its business.
2.	The Guarantor shall provide the Trustee with its annual financial statement no later than 10 Business Days after its approval by the general meeting of the Guarantor.
Art. V
Final Provisions
1.	The parties acknowledge that the transaction contemplated by this Agreement falls within the scope of transactions for which Section 196a of Act No. 513/1991 Coll., as amended, requires an expert valuation (the “Expert Valuation”) and approval by the general meeting of the Guarantor. General meeting of the Guarantor approved the transaction contemplated by this Guarantee on September 27, 2007. The Expert Valuation has been prepared on August 24, 2007. The Debtor agrees to pay to the Guarantor the value of extending the guarantee in accordance with this Guarantee as determined by the Expert Valuation within 10 Business Days of the date of this Guarantee.
2.	In the event that any provision of this Guarantee is, will become, or is determined to be invalid or unenforceable, such invalidity or unenforceability shall not (to the fullest extent permitted by applicable law) affect the validity or enforceability of the remaining provisions hereof. In such event, the Guarantor agrees to replace the invalid or unenforceable provision with a valid and enforceable one which will achieve the same economic result (to the maximum extent permitted by applicable law) as is the intent of the provision to be so replaced.
3.	This Guarantee is executed in four (4) counterparts of which the Guarantor and the Trustee shall each receive two (2) counterparts.
4.	All and any changes or amendments to this Guarantee shall be made in the form of a written amendment signed by the duly authorized representatives of the Guarantor.

5.	Any correspondence and other written materials to be delivered hereunder shall be delivered as follows: If to the Trustee, to it at: U.S. Bank National Association, Corporate Trust Services, 100 Wall Street, 16th Floor, New York, New York 10005, U.S.A., attn.: Thomas E. Tabor, Vice President, and, if to the Guarantor, to it at: Hayes Lemmerz Alukola, s.r.o., Ostrava — Kunčice, Vratimovská 704, Postal Code: 70700, Czech Republic, attn.: executive, or at such other address that either Party may notify to the other Party in writing. In case of change of any of the above mentioned contact details of either Party, the concerned Party is obliged without undue delay to notify the other Party of such change in writing.
6.	Any disputes arising from or in connection with this Guarantee shall be finally resolved in arbitration proceedings conducted before the Arbitration Court attached to the Economic Chamber of the Czech Republic and the Agricultural Chamber of the Czech Republic in accordance with its Rules by one arbitrator appointed in accordance with such Rules. The venue of the arbitration shall be Prague and the language of the arbitration shall be English. The Parties agree to perform all of their respective obligations under the arbitration award within the time-limits specified therein.
7.	This Guarantee shall be governed by the applicable laws of the Czech Republic.
8.	This Guarantee shall become valid and effective upon execution by the Guarantor.
IN WITNESS WHEREOF, the Guarantor has affixed its authentic signature on the day and year set forth below.
For Hayes Lemmerz Alukola, s.r.o.

/s/ Marek Nosek

Name:	Marek Nosek
Title:	attorney-in-fact
Date:	October 11, 2007